EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

SmartKem, Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001	Other	113,194,928	$0.24	$27,166,782.72	0.000110200	$2,993.78
		Total Offering Amounts				$27,166,782.72		$2,993.78
		Total Fees Previously Paid						$0
		Total Fee Offsets						$0
		Net Fee Due						$2,993.78

(1)

Pursuant to Rule 416 under the Securities Act, the shares of common stock issuable upon the conversion or exercise, as applicable, of the Preferred Stock and Warrants offered hereby also include indeterminate number of additional shares of common stock as may be issued or issuable because of stock splits, stock dividends stock distributions, and similar transactions

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the bid and asked prices of Registrant’s Common Stock on the OTCQB of the OTC Markets on July 19, 2023.